Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated April 30, 2024 with respect to the Waveform Technologies, Inc. Statement of Assets Acquired and Liabilities Assumed as of January 30, 2024, included in the Form 6-K of Trinity Biotech plc dated April 30, 2024 incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON

Dublin, Ireland
February 25, 2026